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                                                                    Exhibit 99.1


                                                                 JOY GODESIABOIS
                                                             TEL: (303) 209-9242
                                                               joy@planetcad.com

FOR IMMEDIATE RELEASE


                   PLANETCAD INC. ANNOUNCES PRIVATE PLACEMENT


BOULDER, CO- May 28, 2002 -PlanetCAD Inc. (AMEX:PCD) announced today that it issued 1,202,463 shares of preferred stock to existing stockholders of PlanetCAD, including 304,972 shares to a venture fund with which its chairman of the board, Eugene Fischer, is affiliated. Subject to certain adjustments, each share of preferred stock will be convertible into two shares of PlanetCAD's common stock. The preferred stock was issued in exchange for the cancellation of certain debts that PlanetCAD had accrued in connection with a prior private placement of common stock. The effective purchase price for the preferred stock was $0.36 a share, or $0.18 per share of common stock on a converted basis. The purchase price was based on the average of the closing prices of PlanetCAD's common stock for the ten-day period prior to May 1, 2002.

Assuming conversion of the preferred stock at the current conversion rate, the preferred stock issued today would represent approximately 16% of PlanetCAD's outstanding stock. The complete terms of the preferred stock are contained in a certificate of designations that PlanetCAD filed with the Delaware Secretary of State on May 23, 2002. The certificate of designations for the preferred stock and the definitive agreement related to its purchase have been filed as exhibits to a SEC Report on Form 8-K that was filed today. PlanetCAD will also supply copies of the certificate of designations and purchase agreement upon request.

ABOUT PLANETCAD INC.

PlanetCAD (www.planetcad.com) is headquartered in Boulder, Colorado and has clients throughout North American and Europe, with a value-added reseller network supporting the European customer base. PlanetCAD provides Cycle Time Reduction(TM) solutions for the manufacturing supply chain. Their award-winning products reduce cycles, costs and waste from design to manufacture by seamlessly integrating engineering data communication with supply chain transactions. PlanetCAD's current products include SCS / Envoy(TM), which reduces product time-to-market by bringing organizations closer together in the manufacturing supply chain, and the award-winning PrescientQA(TM) design-quality engineering software suite, which reduces costly design errors, accelerates time-to-market, and improves the product development process through advanced quality control of design engineering.